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                                  Exhibit 4.4

                Specimen Stock Certificate of WellPoint Delaware
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SPECIMEN STOCK CERTIFICATE OF REGISTRANT

The face of the stock certificate has a border which is a continuous intricate design all the way around. The upper left and right corners contain a different irregular shaped wavy round design. In the center at the top is a decorative arch. Below the decorative arch is the company name in logo fashion. Below the company logo in the center of the certificate is a light red rectangle in which the words This certifies that is the record holder of, appear in black ink and the word SPECIMEN appears stamped in darker red ink. The word SPECIMEN is also stamped in red ink within the border at the bottom on either side of the corporate seal. The border, upper left and right corners and the decorative arch are all in red ink, the company logo is in blue and red ink, and the rest of the text is in black ink.

The following is the text which appears in black on the face of the stock certificate starting in the upper lefthand corner and moving left to right and down:

Temporary certificate -- Exchangeable for Definitive Engraved Certificate When Ready for Delivery Common Stock Common Stock Incorporated Under the Laws of the State of Delaware This certificate is transferable in the cities of Los Angeles, Ridgefield Park or New York See reverse for statements relating to rights, preferences, privileges and restrictions, if any CUSIP 94973H 10 8 This certifies that Specimen (stamped in red ink) is the record holder of Fully paid and nonassessable shares of the common stock, $.01 par value, of WellPoint Health Networks Inc. transferable on the books of the corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned and registered by the Transfer Agent and Registrar. WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers. Dated: Thomas C. Geiser Leonard Schaeffer Secretary Chairman.

The following text appears in black on the face of the stock certificate in the lower right corner within the border:

Countersigned and Registered: ChaseMellon Shareholder Services, Transfer Agent and Registrar by Authorized Signature

The following is the text in black ink which appears on the reverse of the stock certificate starting in the upper lefthand corner and moving left to right and down:

A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of shares and upon the holders thereof as established, from time to time, by the Restated Certificate of Incorporation of the Corporation and by any certificate of determination, and the number of shares constituting each class and series and the designations thereof, may be obtained by the holder hereof upon written request and without charge from the Secretary of the Corporation at its corporate headquarters.

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The shares of stock represented by this certificate are subject to restrictions on ownership and transfer. No Person shall Beneficially Own shares of Capital Stock in excess of the Ownership Limit (as defined in Article VII, Section 14 of the Restated Certificate of Incorporation of the Corporation). Subject to certain limited specific exemptions, Beneficial Ownership of 5% or more of the outstanding shares of any class of Capital Stock will exceed the Ownership Limit. These provisions have been designed to ensure that the Corporation will not violate the terms of the License Agreement between the Corporation and the Blue Cross and Blue Shield Association (the "BCBSA"). The Corporation maintains at its principal executive office a copy of the applicable requirements of the BCBSA relating to such restrictions on ownership and transfer, as such requirements may be amended from time to time, which are open to inspection by the stockholders, at all reasonable times during office hours. Any Person who attempts to beneficially own shares in violation of this limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to them in the Corporation's Restated Certificate of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each stockholder who so requests. Upon the occurrence of any event that would cause any Person to exceed the Ownership Limit (including without limitation the expiration of a voting trust that entitled such Person to an exemption from the Ownership Limit), all shares of Capital Stock Beneficially Owned by such Person in excess of the Ownership Limit will automatically be deemed Excess Shares and be transferred immediately to the Share Escrow Agent and be subject to the provisions of the Corporation's Restated Certificate of Incorporation and the Share Escrow Agent Agreement, a copy of which the Corporation maintains at its principal executive office. The foregoing summary of the restrictions on ownership and transfer is qualified in its entirety by reference to the Corporation's Restated Certificate of Incorporation. The foregoing abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations: TEN COM -- as tenants in common UNIF GIFT MIN ACT -- ... Custodian ... TEN ENT -- as tenants by the entireties (cust) (minor) JT TEN -- as joint tenants with right of survivorship and not as tenants in common under Uniform Gifts to Minors Act ... (state) UNIF TRF MIN ACT -- ... Custodian (until age ...) ... under Uniform Transfers
(minor) to Minors Act ... (state) Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, ________________________ hereby sell, assign and transfer unto Please Insert Social Security or other Identifying Number of Assignee (rectangular box)
________________________ (please print or typewrite name and address, including zip code, of assignee)
____________________________________ Shares of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint ____________________________ Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises. Dated ________________ X ________________________ X
________________________ Notice: The signature(s) to this assignment must correspond with the name(s) as written upon the face
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of the certificate in every particular, without alteration or enlargement or any change whatever. Signature(s) Guaranteed By  ______________________
The signature(s) should be guaranteed by an eligible guarantor institution (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17ad-15.